Exhibit 99.1
Investor Relations Contact
Tim Smith, 703-854-0348

For immediate release	Media Contact

April 15, 2011	Meghan Lublin, 703-854-0299
Sunrise Senior Living, Inc. Prices $75 Million of its
5.00% Junior Subordinated Convertible Notes Due 2041
     MCLEAN, VA — Sunrise Senior Living, Inc. (NYSE: SRZ) announced today that it has priced $75 million principal amount of its 5.00% junior subordinated convertible notes due 2041. The notes will be sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The Company also granted the initial purchasers of the notes an option to purchase up to an additional $11.25 million principal amount of notes. The sale is expected to close on April 20, 2011, subject to customary closing conditions.
     The notes will be unsecured junior subordinated obligations of the Company and bear interest in cash at the rate of 5.00% per annum, subject to the Company’s right to defer interest payments on the Notes for up to 10 consecutive semi-annual interest periods. The notes will be convertible into shares of the Company’s common stock at an initial conversion rate of 92.2084 shares of common stock per $1,000 principal amount of Notes (equivalent to an initial conversion price of approximately $10.845 per share), subject to adjustment upon the occurrence of specified events. The conversion price is approximately 20.5% above the $9.00 per share closing price of the Company’s common stock on April 14, 2011. The Company does not have the right to redeem the notes prior to maturity. However, the Company may, at its option, terminate the holders’ conversion rights at any time on or after April 6, 2016 if the closing sale price of the Company’s common stock exceeds 130% of the conversion price for at least 20 trading days during any consecutive 30 trading day period, including the last trading day of such period. The notes will mature on April 1, 2041, unless purchased or converted in accordance with their terms prior to such date.
     This press release contains certain forward-looking statements that are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to, whether or not the Company will offer the notes or consummate the offering, the anticipated terms of the notes and the offering, and the anticipated use of the proceeds of the offering. The Company does not undertake any obligation, except as required by law, to update any forward-looking statements to reflect events or circumstances occurring after the date of this press release.
     This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities (including the shares of Sunrise Senior Living, Inc.’s common stock into which the notes are convertible), and shall not constitute an offer, solicitation or sale, in any jurisdiction in which such offer, solicitation or sale is unlawful.
     The notes and the shares of common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.